Exhibit 99.1

Contact:   Robert J. Hugin                        Brian P. Gill
           President and                          Vice President,
           Chief Operating Officer                Corporate Communications
           Celgene Corporation                    Celgene Corporation
           (908) 673-9102                         (908) 673-9530


                  CELGENE CORPORATION ELECTS JAMES J. LOUGHLIN
                              TO BOARD OF DIRECTORS

SUMMIT, NJ - (JANUARY 8, 2007) - CELGENE CORPORATION (NASDAQ: CELG) announced the election of James J. Loughlin to the Company's Board of Directors. Mr. Loughlin is an experienced corporate director with a distinguished 40-year career with one of the world's leading professional accounting and business consulting firms where he reached the highest levels of corporate management and governance from entry level in 1964 to National Director of the Pharmaceuticals Practice, including a five-year term as member of the Board of Directors of KPMG LLP.

Mr. Loughlin served as chairman of the Pension and Investment Committee of the KPMG Board from 1995 through 2001. As Partner, Mr. Loughlin led multinational audits of pharmaceutical and financial services companies. Mr. Loughlin also served as Partner in charge of Human Resources, Chairman of the Personnel and Professional Development Committee, Secretary and Trustee of the Peat Marwick Foundation and a member of the Pension, Operating and Strategic Planning Committees.

"Celgene will benefit substantially from Jim's extensive financial and business consulting expertise," said Sol. J. Barer, Ph.D., Chairman and Chief Executive Officer of Celgene Corporation. "He is a welcomed addition to the Board and we look forward to his valuable contributions."

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND THOSE FACTORS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS 10K, 10Q AND 8K REPORTS.

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